Exhibit 10.1

Summary of Changes to Trustee Compensation

On September 21, 2005, the Board of Trustees of Equity Residential (the “Company”) approved an increase in the base annual fee paid to its trustees (other than its Chairman and employee trustees) from $95,000 to $125,000, effective January 1, 2006. The Board of Trustees also approved the increases in the committee and lead trustee fees set forth in the table below also effective January 1, 2006. There was no change to the previously disclosed compensation paid to Mr. Samuel Zell for his service as Chairman of the Board of Trustees.  The Company’s two employee Trustees receive no fees for their service as Trustees. The last increase in Trustee compensation occurred as of January 1, 2003. The Compensation Committee of the Board of Trustees recommended these increases to bring total Trustee compensation to a level near the 50th percentile of the competitive market based on the results of an independent published report on director compensation.

The following table shows the annual compensation payable to the Trustees (other than the Chairman and employee trustees) before and after these increases:

	After Increase	Before Increase
Base Annual Fee
Portion Payable in Cash	$50,000	$45,000
Portion Payable in Options and Restricted Shares	75,000	50,000
Total Base Annual Fee:	125,000	95,000
Audit Committee Fees
Chair (in addition to fee as a committee member)	$17,500	$11,000
Member	6,000	4,000

All Other Committee Fees
Chair (in addition to fee as a committee member)	$10,500	$6,000
Member	4,000	4,000

Lead Trustee Fee
Fee (in addition to Base Annual Fee)	$20,000	$10,000

The non-cash portion of the base annual fee is a long-term incentive grant of options and restricted shares of the Company issued pursuant to the 2002 Share Incentive Plan.  This grant will be allocated between options and restricted shares in the same ratio and utilizing the same valuation criteria as approved by the Board of Trustees for the annual long-term incentive grants to the Company’s executive officers.   In past years, the long-term incentive grants have typically been allocated 25% to options and 75% to restricted shares.